Exhibit 10.5
GOULDS TRADEMARK LICENSE AGREEMENT
     This GOULDS TRADEMARK LICENSE AGREEMENT (this “Agreement”) dated as of [                    ], 2011, by and between GOULDS PUMPS INCORPORATED, a Delaware corporation (“GPI”) and Xylem Inc., an Indiana corporation (“Xylem”, and together with GPI, the “Parties”).
     WHEREAS, GPI, a Subsidiary of ITT Corporation, an Indiana corporation (“ITT”), is the owner of the trademarks and service marks listed on Schedule C and D attached hereto (“GPI Marks” and “GWT Marks”, respectively);
     WHEREAS, GPI and Xylem are currently Affiliates of ITT and each Party, directly or indirectly through its respective Affiliates (as defined below), has used the GOULDS brand in connection with its respective segments of the Goulds Combined Business (as defined below). References to Xylem and its Affiliates and Subsidiaries prior to the Effective Date includes the business conducted by ITT and its Affiliates that will be distributed to Xylem pursuant to the Distribution Agreement;
     WHEREAS, pursuant to a Distribution Agreement dated as of [____], 2011 (the “Distribution Agreement”), ITT is distributing certain of its assets and liabilities to Xylem (the “Distribution”);
     WHEREAS, after the Distribution, the Parties will no longer be affiliated, but Xylem wishes to continue to use the GOULDS brand in the Exclusive Field and Co-Exclusive Field (each as defined below) and GPI has agreed to allow such use, subject to the terms and conditions herein; and
     WHEREAS, this Agreement is a License Agreement that must be executed pursuant to Section 2.8 of the Distribution Agreement.
     NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, and for good and valuable consideration, including that recited in the Distribution Agreement, the receipt and adequacy of which is acknowledged by both Parties, the Parties agree as follows:
ARTICLE 1 — DEFINITIONS
          1.1 Definitions. The following capitalized terms used in this Agreement shall have the meanings set forth below.
     “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

     For purposes of this Agreement post-Distribution, GPI and its Affiliates shall not be deemed to be “Affiliates” of Xylem and its Affiliates, and vice-versa.
     “Co-Exclusive Field” shall mean the products scheduled on Schedule A attached hereto, and all past and all successor and improved versions of such products, parts and maintenance, repair and other services related thereto.
     “Competitor” shall mean (i) with respect to Xylem, a business having at least $500 million annual revenue (adjusted to 2011 dollars) in the immediately preceding calendar year derived from the sale of equivalent or comparable Products in the aggregate combining the Exclusive Field and Co-Exclusive Field, and (ii) with respect to GPI, a business having at least $500 million annual revenue (adjusted to 2011 dollars) in the immediately preceding calendar year derived from the sale of equivalent or comparable Products in the aggregate combining the Retained Field and Co-Exclusive Field.
     “Covered Affiliates” shall mean all (i) Current Affiliates of Xylem; (ii) future Affiliates of Xylem formed as part of an internal reorganization for tax or administrative purposes and (iii) future Affiliates acquired by, or acquiring, Xylem; provided that, with respect to the Co-Exclusive Field only, Covered Affiliates shall not include any future Affiliate acquired by, or acquiring, Xylem that is a Competitor of GPI. Xylem may extend its rights under this Agreement to its Covered Affiliates and shall be liable hereunder for any breach hereof by any Covered Affiliate.
     “Current” shall mean with respect to Affiliates, Subsidiaries, products, fields or uses, as applicable, those entities, products, fields or uses in existence as of the Effective Date.
     “Effective Date” shall be the Distribution Date set forth in the Distribution Agreement between ITT Corporation, Xylem Inc. and Exelis Inc.
     “Exclusive Field” shall mean the products scheduled on Schedule B attached hereto, and all past and all successor and improved versions of such products, parts and maintenance, repair and other services related thereto.
     “Goulds Combined Business” shall mean the business of manufacturing pumps for the water technologies and industrial markets, as conducted prior to the Effective Date by GPI and Xylem and their respective Affiliates under the GOULDS brand.
     “GPI Marks” shall mean the Source Indicators related to the Goulds Combined Business and scheduled on Schedule C attached hereto, as may be amended pursuant to Section 4.2.
     “GWT Marks” shall mean the Source Indicators related to the Goulds Combined Business and scheduled on Schedule D attached hereto, as may be amended pursuant to Section 4.1.
     “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

     “Products” shall mean centrifugal pumps, accessories, parts and services relating thereto.
     “Retained Field” shall mean the products scheduled on Schedule E attached hereto, and all successor and improved versions of such products, parts and maintenance, repair and other services related thereto.
     “Source Indicators” shall mean trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing.
     “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.
          1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise.
ARTICLE 2 — GRANT OF LICENSES
          2.1 Grant of Licenses.
     (a) Subject to the terms and conditions herein, GPI grants Xylem and its Covered Affiliates an exclusive (even as against GPI and its Affiliates), worldwide, perpetual, fully paid-up, non-assignable (subject to Article 9 hereof), and non-sublicenseable (subject to Section 2.2 hereof) license to use the GWT Marks as Source Indicators in the Exclusive Field. For clarity, the above exclusive license means that GPI and its Affiliates cannot use any Source Indicator containing “Goulds” in the Exclusive Field.
     (b) Subject to the terms and conditions herein, GPI grants Xylem and its Covered Affiliates a co-exclusive (i.e., exclusive against third parties, but not as against GPI and its Affiliates), worldwide, perpetual, fully paid-up, non-assignable (subject to Article 9 hereof), and non-sublicenseable (subject to Section 2.2 hereof) license to use the GWT Marks as Source Indicators in the Co-Exclusive Field.
          2.2 Sublicensing. Xylem and its Covered Affiliates may sublicense the licenses in Section 2.1 without GPI’s consent, solely to advertisers, distributors, vendors, dealers, suppliers and other persons for use in connection with the operation of Xylem and its Covered Affiliates’ businesses, but not for such third parties’ unrelated use. All other sublicenses require the prior written consent of GPI’s in its sole discretion. Xylem shall be liable to GPI for any act or omission by a sublicensee that would constitute a breach hereof if committed by Xylem.

          2.3 Reservation of Rights. All rights in the GWT Marks not expressly granted to Xylem and its Covered Affiliates herein are reserved to GPI.
          2.4 Ownership Disclaimer. Xylem shall include the following disclaimer or equivalent thereof — “Goulds is a registered trademark of Goulds Pumps, Inc. and is used under license” on all traditional, social and new media sites, and internet advertising belonging to Xylem where a GWT mark first appears in such sites in a manner consistent with industry practice.
          2.5 Consideration. The Parties agree that the consideration for the licenses in Section 2.1 is a portion of the consideration set forth in the Distribution Agreement, and that no further royalties are therefore due under this Agreement.
ARTICLE 3 — INTERNET/NEW MEDIA
          3.1 Websites. Within one-hundred-eighty (180) days after the Effective Date, Xylem shall modify any websites which include a GWT mark to include the disclaimer set forth in Section 2.4 or an equivalent thereof. For three (3) years from the Effective Date, Xylem shall include on the website located at goulds.com a link to gouldspumps.com according to the specifications set forth in Schedule F. For three (3) years from the Effective Date, GPI shall include on the website located at gouldspumps.com a link to goulds.com according to the specifications set forth in Schedule F.
          3.2 New Xylem Domain Names. If Xylem wishes to adopt a domain name (or future equivalent) in any registry worldwide that includes the formative “goulds”, Xylem shall notify GPI in advance in writing. GPI shall approve any domain name that (i) complies with Section 5.1 and Section 5.2, and (ii) reasonably represents that its use is for products in the Exclusive Field or Co-Exclusive Field. By way of example and not of limitation, GPI agrees that Xylem may use the domain name “www.gouldswater”, “www.gouldswatertechnology”. The Parties shall follow the approval procedures in Section 5.5 and the dispute resolution procedures in Section 5.6 with respect to the foregoing. Any approved new domain name shall be deemed added to Schedule D, “GWT Marks”.
          3.3 New GPI Domain Names. If GPI wishes to adopt a new domain name (or future equivalent) in any registry worldwide that includes the formative “goulds”, GPI shall notify Xylem in advance in writing. Xylem shall approve any domain name that (i) complies with Section 5.1 and Section 5.2 and (ii) reasonably represents that its use is for products in the Retained Field or Co-Exclusive Field. By way of example and not of limitation, Xylem agrees that GPI may use the domain name “www.gouldspumpsindustrialprocess”, “www.gouldsindustrial” or “www.gouldsindustrialprocesspumps”. The Parties shall follow the approval procedures in Section 5.5 and the dispute resolution procedures in Section 5.6 with respect to the foregoing. Any approved new domain name shall be deemed added to Schedule C, “GPI Marks”.
          3.4 Domain Name Ownership. GPI shall be sole named registrant of all domain names that include the GWT Marks, provided that Xylem shall be the administrative and technical contact and manage communications with all domain name registries. At Xylem’s request and expense, GPI shall register (or allow Xylem to register in GPI’s name) approved new domain names containing the GWT Marks. After registration, GPI shall (or shall allow Xylem to) maintain and renew all such domain names, unless notified otherwise in writing by GPI.
          3.5 Social Media/New Media. GPI agrees that the licenses in Section 2.1 give Xylem and its Covered Affiliates the right to use the GWT Marks to promote licensed products and services in social media sites, social networking sites, sites featuring user-generated content and future media formats and distribution methods. The Parties shall cooperate in good faith to allow Xylem to make such use in a manner that does not confuse the public as to the Parties’ current lack of affiliation. Within one-hundred-eighty (180) days of the Effective Date hereof, Xylem shall modify any new media sites or social media sites which display any GWT Marks to include the disclaimer set forth in Section 2.4 or an equivalent.
ARTICLE 4 — NEW MARKS
          4.1 New Xylem Trademarks. Xylem agrees that, as of the Effective Date, the licenses granted in Section 2.1 are for only the GWT Marks listed on Schedule D. Without the prior written consent of GPI in its sole discretion, Xylem has no right to adopt or use the GWT Marks in combination with any third-party Source Indicator to create a composite mark. If Xylem wishes to use any variations, derivatives, stylizations or modifications (“Derivative Marks”) of the GWT Marks (“New Xylem Marks”) in the Exclusive Field or Co-Exclusive Field, Xylem shall notify GPI in advance in writing. GPI shall approve any New Xylem Mark that (i) complies with Section 5.1 and Section 5.2, (ii) for logos or graphics, is not confusingly similar to the then-current GPI Marks and/or (iii) for word marks, reasonably represents that its use is for products in the Exclusive Field or Co-Exclusive Field. Only such changes to the spatial arrangements, color schemes or sizes of the elements of any existing GWT Mark that would still keep such changed mark as a specimen for maintaining the GWT Mark registration shall not be considered as creating a Derivative Mark subject to the approval procedure of this Section 4.1. The Parties shall follow the approval procedures in Section 5.5 and the dispute resolution procedures in Section 5.6 with respect to the foregoing. Any approved New Xylem Mark shall be deemed added to the definition of “GWT Marks” herein.
          4.2 New GPI Trademarks. If GPI wishes to use any Derivative Marks of the GPI Marks in the Co-Exclusive Field (“New GPI Marks”), GPI shall notify Xylem in advance in writing. For the purposes of this Section 4.2, a mark shall not be considered a Derivative Mark if such mark at the time of such adoption by GPI: (i) does not contain any of the words (other than the word “Goulds”) forming any of the GWT Marks set forth in Schedule D; (ii) does not contain any word similar in terms of sound, appearance or meaning to any word (other than the word “Goulds”) forming any of the GWT Marks set forth in Schedule D; or (iii) does not adopt a graphic appearance or logo which is similar to any of the GWT Marks set forth in Schedule D. Xylem shall approve any New GPI Mark that (i) for word marks, reasonably represents that its use is for GPI products in the Co-Exclusive Field and/or (ii) for logos or graphics, is not confusingly similar to Xylem’s then-current GWT Marks. The Parties shall follow the approval procedures in Section 5.5 and the dispute resolution procedures in Section 5.6 with respect to the foregoing. Any approved New GPI Mark shall be deemed added to the definition of “GPI Mark” herein.

ARTICLE 5 — QUALITY CONTROL
          5.1 Quality Control. Xylem shall use the GWT Marks solely: (i) in good faith, in a dignified manner and in accordance with good trademark practice in all applicable countries and jurisdictions and (ii) in connection with activities, products, and services that are consistent in all material respects with the high levels of quality associated with GPI’s operation of the Goulds Combined Business prior to the Effective Date. Xylem and its Covered Affiliates shall not take any action (or fail to take any action) that harms or jeopardizes the value, validity or goodwill of the GOULDS brand. GPI agrees that Xylem’s use of the GWT Marks as of and prior to the Effective Date complies with this Section 5.1.
          5.2 Compliance with Laws. Xylem shall (i) comply with all applicable statutes, laws, regulations, rules and good industry practice (“Laws”) wherever it uses any GWT Marks and (ii) use all notices and legends required by applicable Laws and/or that are reasonably requested by GPI so as to preserve and maintain the validity of and GPI’s rights in the GWT Marks, provided that any notice requirements of GPI shall not (x) impose any burdens upon Xylem that are inconsistent with or disproportionate to those employed by GPI and its own Affiliates and/or (y) confuse consumers as to the Parties’ current non-affiliation.
          5.3 Samples. Given Xylem’s longstanding satisfactory use of the GOULDS brand prior to the Effective Date, without limiting Section 5.1 and Section 5.2, GPI agrees that Xylem shall not be required to seek prior approval for any advertising, promotional or marketing materials or other uses of the GWT Marks. Upon GPI’s reasonable request, Xylem will make commercially released products, services and related advertising, promotional or marketing materials bearing the GWT Marks (or instructions on how GPI may inspect same, for any of the foregoing that are publicly distributed or available) available for inspection by GPI where they are normally kept, no more than once a year, unless reasonably justified under the circumstances. If GPI finds any violations of Section 5.1 and Section 5.2, GPI shall notify Xylem in writing, and Xylem shall correct such non-compliance within thirty (30) days and notify GPI of same.
          5.4 GPI’s Obligations. With respect to the Co-Exclusive Field, GPI shall use the GPI Marks solely: (i) in good faith, in a dignified manner and in accordance with good trademark practice in all applicable countries and jurisdictions and (ii) in connection with activities, products, and services that are consistent in all material respects with the high levels of quality associated with GPI’s operation of the Goulds Combined Business prior to the Effective Date. GPI and its Affiliates shall not take any action (or fail to take any action) that harms or jeopardizes the value, validity or goodwill of the GOULDS brand. Xylem agrees that GPI’s use of the GPI Marks as of and prior to the Effective Date complies with this Section 5.4. GPI shall (x) comply with all applicable Laws wherever it uses any GPI Marks and (y) use all notices and legends required by applicable Laws.
          5.5 Approval Process. Any Party seeking an approval under this Agreement shall notify the other Party in writing. The Party so notified shall have twenty (20) business days to approve or reject such request based upon its compliance with the criteria set forth in the applicable provision of this Agreement. If such Party fails to respond within such twenty (20) business day period, and the notifying Party still wishes to proceed with its request, the notifying Party shall resend its initial notice to the address in Section 10.1 with a prominent header that says “FINAL NOTICE FOR APPROVAL” or words substantially similar thereto. If the notified Party does not respond to such second notice within ten (10) additional business days, the request shall be deemed approved. Any rejection sent by the notified Party shall specify the reasons in sufficient detail to allow the notifying Party to cure. The notifying Party may correct and resubmit any rejected request in its discretion, subject to the above timetable. Any approved new Source Indicator of either Xylem or GPI shall be deemed added to the Schedule of “GPI Mark” or “GWT Mark,” as the case may be. If a Party disputes in good faith a rejection by the notified Party herein, the provisions of Section 5.6 shall apply.
          5.6 Resolution of Disputes. If a Party seeking approval under any provision of this Agreement disputes in good faith a rejection by the other Party pursuant to Section 5.5, the Parties shall first try to resolve such dispute amicably. If such dispute cannot be resolved amicably within thirty (30) business days (or mutually-agreed extension, or shorter time, if reasonably justified under the circumstances), the Parties shall submit the matter to binding arbitration as set forth herein. The Parties shall agree in good faith to appoint a neutral and independent partner with trademark expertise at a reputable U.S. law firm that does not have (and has not had) either Party or its Affiliates as a client. If the Parties cannot agree on such a person, each Party shall select one nominating arbitrator who satisfies the foregoing criteria, and such persons shall select a third person who satisfies such criteria as the arbitrator. The Parties shall set forth the procedures for facilitating the arbitrator’s decision in a fair, rapid and cost-efficient manner, with a goal of making final submissions to the arbitrator within thirty (30) days of his or her selection. The arbitrator shall set forth the reasons for his or her finding.
ARTICLE 6 — OWNERSHIP/ENFORCEMENT
          6.1 Ownership/No Contest. Xylem acknowledges and agrees that, as between the Parties, GPI owns all right, title, and interest in the GWT Marks. Xylem will not challenge or contest such ownership or the validity of any GWT Marks and/or GPI Marks, including in any claim, dispute, action, suit, arbitration, inquiry or proceeding (“Action”). Xylem shall be considered a “related company” under Section 5 of the U.S. Lanham Act, 15 U.S.C. § 1055, such that its use of the GWT Marks and the goodwill generated thereby shall inure to the sole benefit of GPI. Notwithstanding the foregoing, to the extent Xylem is deemed to have any ownership rights in the GWT Marks, at GPI’s request, Xylem shall cause such rights to be assigned to GPI or its designee for no consideration.
          6.2 New Registrations or Uses by Xylem. Xylem acknowledges that GPI has the sole right to use and/or apply to register or reserve, prosecute, maintain and renew all applications, registrations and reservations for the GWT Marks, provided that GPI will not unreasonably deny any request by Xylem to do any of the foregoing in the Exclusive Field and Co-Exclusive Field, subject to the terms and conditions herein. If Xylem wishes (i) to request GPI to apply for a new registration for a GWT Mark in the Exclusive Field or Co-Exclusive Field in any country or jurisdiction and/or (ii) to use a GWT Mark in connection with new products or services in the Exclusive Field or Co-Exclusive Field, Xylem shall notify GPI in writing. GPI will apply to register such GWT Mark and/or permit Xylem to make such use of such GWT Mark, if such registration or corresponding use is not reasonably likely to prompt a third-party Action or jeopardize the validity of the GPI Marks in the Retained Field. The

Parties shall follow the approval procedures in Section 5.5 and the dispute resolution procedures in Section 5.6 with respect to the foregoing. Any approved New GWT Mark shall be deemed added to Schedule D “GWT Mark” Xylem will pay all prosecution and registration expenses in the Exclusive Field, and Xylem and GPI will split evenly all out-of-pocket expenses for prosecutions and registrations of GWT Marks in the Co-Exclusive Field.
          6.3 Registration of GPI Marks. If GPI wishes (i) to apply for a new registration for a GPI Mark in the Co-Exclusive Field in any country or jurisdiction and/or (ii) to use a GPI Mark in connection with new products or services in the Co-Exclusive Field, GPI shall notify Xylem in writing. Xylem has the right to prevent such use or registration if it is reasonably likely to prompt a third-party Action or jeopardize the validity of the GWT Marks in the Exclusive Field. The Parties shall follow the approval procedures in Section 5.5 and the dispute resolution procedures in Section 5.6 with respect to the foregoing. Xylem and GPI will split evenly all out-of-pocket expenses for prosecutions and registrations of GPI Marks in the Co-Exclusive Field.
          6.4 Enforcement. Each Party shall promptly notify the other Party after it becomes aware of any actual or threatened infringement, misappropriation, dilution or other unauthorized use (“Infringement”) of the GWT Marks or GPI Marks in the Co-Exclusive Field. Each of GPI and Xylem has the sole right to assert and enforce its rights in the GPI Marks and the GWT Marks against third parties in the Retained Field and Exclusive Field, respectively. The Parties shall use commercially reasonable efforts to notify each other prior to commencing any enforcement Actions. GPI has the sole initial right to assert and enforce its rights in the GPI Marks and the GWT Marks against third parties in the Co-Exclusive Field, provided that GPI shall not unreasonably deny any request by Xylem to do same (or grant Xylem standing to do same in its own name) if Xylem can reasonably demonstrate to GPI that a third party is materially harming Xylem’s rights in the Co-Exclusive Field. GPI will join Xylem as a plaintiff and/or grant Xylem standing as necessary for Xylem to enforce its rights in the Exclusive Field. The Parties shall follow the approval procedures in Section 5.5 and the dispute resolution procedures in Section 5.6 with respect to Xylem’s request in the Co-Exclusive Field. Absent a later agreement to the contrary, the Party bringing any Infringement Action shall control its prosecution and settlement and pay all costs and expenses associated therewith. The Parties shall share any and all damages, settlements and proceeds received in connection with any such Action on a pro rata basis, based upon the respective injury suffered, after the prosecuting Party recoups its out-of-pocket costs and expenses. Any joint prosecution of an Infringement Action shall be governed by a later agreement between the Parties. The Parties shall cooperate in good faith in all Actions brought pursuant to this Section 6.4 and shall keep each other informed of all material developments relating thereto.
          6.5 Cooperation. During the Term and for a period of five (5) years thereafter, Xylem and its Covered Affiliates shall, upon the request of GPI, use commercially reasonable efforts to provide free of charge and without undue delay, evidence of use of the GWT Marks that may be reasonably required to support the renewal of relevant trademark registrations and/or defend GWT Marks against challenges for lack of use (e.g., copies of sales & marketing material, customer invoices and shipping documents); provided that if Xylem no longer desires to store such materials after the Term it may notify GPI of the same and deliver (at

Xylem’s cost) electronic media samples of such materials to GPI and upon acknowledgment by GPI of receipt of such materials, and the obligations of this Section 6.5 shall cease thereafter.
ARTICLE 7 — TERM AND TERMINATION
          7.1 Term. The term of this Agreement (“Term”) commences on the Effective Date and lasts in perpetuity, unless termination occurs pursuant to Section 7.2.
          7.2 Termination by GPI. GPI may not terminate this Agreement unless and until a court of competent jurisdiction issues a final, non-appealable judgment that termination is justified because: (i) Xylem has committed a material and willful breach of Section 2 or Section 5.1 and (ii) such breach has materially and irreparably impaired the GWT Marks. If and only if such judgment is issued, GPI may terminate this Agreement at any time, effective upon thirty (30) days’ prior written notice to Xylem.
          7.3 Termination by Xylem. Xylem may terminate this Agreement (or either license in Section 2.1(a) or Section 2.1(b)) at any time, with or without cause, effective upon notice to GPI.
          7.4 Conversion of Co-Exclusive License. In the event a court of competent jurisdiction issues a final, non-appealable judgment that (i) GPI has committed a material and willful breach of Section 5.4 in the Co-Exclusive Field and (ii) such breach has materially and irreparably impaired the GWT Marks, the license granted pursuant to Section 2.1(b) shall automatically convert to an exclusive (even as against GPI and its Affiliates) license for Xylem and its Covered Affiliates to use the GWT Marks in the Co-Exclusive Field.
          7.5 Effect of Termination/Conversion. Upon the termination of this Agreement (or the conversion in Section 7.4), the Party facing terminated or converted rights herein (the “Terminated Party”) shall terminate all further use of the affected Source Indicators as soon as reasonably practicable with respect to the their terminated field. Absent a later agreement by the Parties, the Terminated Party shall (with respect to the their terminated field) (i) apply to change all corporate names, trade names and domain names within sixty (60) days; (ii) remove all new media references to the affected Source Indicators within ninety (90) days; (iii) cease all use of the affected Source Indicators on disposable materials within twelve (12) months; and (iv) cease all sales of inventory branded with the affected Source Indicators within twenty-four (24) months. The terminated Party shall be deemed to have a transitional, non-exclusive license to the extent necessary to accomplish the foregoing. After the above transitional license expires, the Terminated Party may not use the affected Source Indicators, except for neutral, non-trademark use to describe the history of its business or as required or permitted by applicable Law.
ARTICLE 8 — REPRESENTATIONS AND WARRANTIES
          8.1 By Each Party. Each Party represents and warrants to the other Party that: (i) the warranting Party has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and (ii) this Agreement has been duly executed and delivered by the warranting Party and, assuming the due execution and delivery of this Agreement by both Parties, constitutes a valid and binding agreement of the warranting

Party enforceable against the warranting Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.
          8.2 Disclaimer. Except as expressly set forth in Section 8.1, the licenses in Section 2.1 are granted to Xylem and its Covered Affiliates on an “as is,” “where is” basis, and ITT disclaims any additional representations and warranties, either express or implied, with respect thereto, including any warranties of title, ownership, value, suitability, condition, merchantability, fitness for use or non-infringement of third-party rights.
          8.3 Indemnity. Each of Xylem and GPI shall (and shall cause each member of the Water Group or the ITT Group, respectively to) indemnify, defend and hold harmless the ITT Indemnitees and the Water Indemnitees, respectively, from and against any and all Indemnifiable Losses of the ITT Indemnitees and the Water Indemnitees, respectively, relating to any third-party Action brought against any ITT Indemnitee or Water Indemnitee, respectively, for property damage or personal injury relating to the operation of the Water Business by the Water Group or ITT Retained Business by the ITT Group, respectively, to the extent any such Action is brought against any ITT Indemnitee or Water Indemnitee, respectively, due to Xylem’s use of the GWT Marks in the Exclusive Field and Co-Exclusive Field and GPI’s use of the GPI Marks in the Co-Exclusive Field, as applicable. Section 7.5 of the Distribution Agreement shall apply to the indemnification procedures herein as applicable, mutatis mutandis.
ARTICLE 9 — ASSIGNMENT/SECURITY INTEREST
          9.1 By Xylem. Xylem may assign this Agreement without GPI’s consent (i) to an Affiliate as part of an internal reorganization for tax or administrative purposes or (ii) to any Person, provided that such assignment must be in connection with the sale of the business relating to the GPI Marks, and the assignee must assume in writing all of GPI’s obligations herein. Absent any later agreement between the Parties to the contrary, if Xylem undergoes an assignment with a Competitor of GPI, the license granted to Xylem in Section 2.1(b) shall automatically terminate, but the license in Section 2.1(a) shall continue in full force and effect.
          9.2 By GPI. GPI may assign this Agreement without Xylem’s consent (i) to an Affiliate as part of an internal reorganization for tax or administrative purposes or (ii) to any Person, provided that such assignment must be in connection with the sale of the business relating to the GWT Marks, and the assignee must assume in writing all of GPI’s obligations herein without Xylem’s consent. Absent any later agreement between the Parties to the contrary, if GPI undergoes an assignment with a Competitor of Xylem, the license granted to Xylem in Section 2.1(b) shall convert to an exclusive license (including as against GPI and its Affiliates), but the rights to use the GPI Marks in the Retained Field shall continue in full force and effect.
          9.3 Definitions. As used in this Article 9, the term “assign” or “assignment” shall include an assumption in bankruptcy, merger, change of control, reorganization (in bankruptcy or otherwise), or an equity or asset sale relating to the business to which this Agreement relates, regardless of whether the assigning party is the surviving entity. For the purposes of this Section 9.3, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other interests, by contract or otherwise, regardless of organizational structure of the applicable parties.
          9.4 Grant of Security Interest. To secure the immediate and ongoing performance of GPI’s obligations under this Agreement and to protect Xylem from and against all damages of any kind or nature resulting from GPI’s breach of this Agreement (including by a rejection in bankruptcy of the licenses in Section 2.1), GPI hereby grants to Xylem a continuing security interest in and first priority lien upon the GWT Marks used in the Exclusive Field and Co-Exclusive Field and the goodwill associated therewith. Each Party consents to the filing of this Agreement, and the execution and filing of any other documents necessary or desirable to evidence and perfect the foregoing security interest, including with all applicable governmental entities at Xylem’s sole expense. Upon termination of this Agreement (but not if GPI rejects this Agreement in bankruptcy), the Security Interest shall automatically terminate and Xylem shall execute any documents and perform all further acts, including with all applicable governmental entities, at GPI’s sole expense, which GPI reasonably requests in order to evidence and record such termination.
          9.5 Effect of Assignment. Any purported transaction in violation of this Article 9 shall be null and void ab initio and of no force and effect. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and its respective permitted successors and assigns.
ARTICLE 10 — MISCELLANEOUS
          10.1 Notice. Any notice required hereunder shall be in writing and delivered by reputable overnight courier, email or facsimile to the address below (which may be amended pursuant to due notice herein):
if to Xylem, to:
General Counsel
Xylem Inc.
1133 Westchester Avenue
White Plains, NY 10604
Facsimile: +1 914 323 5997
Email: [                    ]
if to GPI, to:
President
Goulds Pumps Inc.
240 Fall Street
Seneca Falls, NY 13148
Facsimile: +1 315 568-2046
With a copy to:

General Counsel
ITT Corporation
1133 Westchester Avenue
White Plains, NY 10604
Facsimile: +1 914 696 2970
Email: Burt.Fealing@itt.com
          10.2 Amendments and Waivers. Any provision of this Agreement may be amended solely by a writing signed by both Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver of any other or further exercise thereof or the exercise of any other right herein. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
          10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Law of the State of New York, and (subject to Section 5.6), any dispute arising out of this Agreement shall be resolved solely in the state or federal courts located in the borough of Manhattan in New York City. EACH PARTY UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH THE FOREGOING.
          10.4 Counterparts. This Agreement may be signed in counterparts (including by facsimile or other electronic transmission).
          10.5 Third-Party Beneficiaries. Except as expressly provided herein, no provision of this Agreement shall confer upon any person other than the Parties hereto any rights or remedies hereunder.
          10.6 Relationship. The Parties hereto are and shall remain independent contractors. Nothing herein shall be deemed to establish a partnership, joint venture or agency relationship between the Parties. Neither Party shall have the right to obligate or bind the other Party in any manner to any third party.
          10.7 Severability. If any provision of this Agreement is held to be unenforceable under applicable Law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced to the maximum extent permitted by Law.
          10.8 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed as if drafted jointly by the Parties.
          10.9 Further Assurances. The Parties agree to execute such further documents and perform such further actions as may be reasonably requested by the other Party to evidence and effectuate further the purposes and intents set forth in this Agreement.
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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GOULDS PUMPS, INCORPORATED
By:
Name:
Title:

XYLEM INC.
By:
Name:
Title: